EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-150476 on Form S-8 of Caesars Entertainment Corporation (formerly known as Harrah’s Entertainment, Inc.) of our reports dated March 4, 2011, relating to the consolidated financial statements and consolidated financial statement schedule of Caesars Entertainment Corporation and subsidiaries and the effectiveness of Caesars Entertainment Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Caesars Entertainment Corporation for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

March 4, 2011